Exhibit 10.13

Plant Tenancy Agreement

Is made and entered
by and between

Party A (leaser):  Mr. An Bangjie

Party B (leasee):  Dalian Tongda Equipment
Technology Development Co., Ltd

In accordance to Contract Law of People's Republic of China and relevant regulations, and on basis of equality, willfulness and integrity, in consideration of mutual terms, parties hereto agree as follows:

Article I Leasing Area and Conditions

1-1 The Plant Party A agrees to lease to Party B rests in Youjiacun, Street Xinzhaizi, Ganjingzi District, Dalian City (hereinafter referred as Plant). The Plant has floor area of 926.64 m'.

1-2 Party A as the owner of the Plant establishes the transaction contemplated herein with Party B. Party A has presented the legitimated certificate of owning the Plant and fully informed Party B that the Plant is free from any collaterals of any nature prior to signing the contract.

Article II Nature of Usage

2-1 Party A has checked and examined Party B's business license, qualifications of commercial operations and relevant operation scope. Party B represents and warrantees that the leased Plant be used for manufacturing mechanic-related products, pertaining to required business operations and its nature of usage.

Article III Tenancy and Date of Delivery

3-1 Parties hereto agree that Party A shall deliver the Plant and accompanied facilities (hereinafter referred as Facilities) no later than June 1st 2008.

3-2 Tenancy lasts for five (5) years as of July 1st 2008 to June 30th 2013.

3-3 If the tenancy is matured and either party decides not to reengage in the agreement, the party shall inform the other in written form thirty (30) days in advance. If Party A agrees to renew the agreement, parties hereto shall renew the Plant Tenancy Agreement herein. But if Party B refuses to reengage the contract, Party B shall return the Plant and Facilities in due time.

Article IV Rental, Terms of Payment and Limitation

4-1 Parties hereto agree that the rental of plant floor area is Ұ180rmb/sq.m per year (excluding tax). Annual tenancy rental totals Ұ166,000rmb, say One Hundred and Sixty Six Thousand RMB.

4-2 Party B shall pay rentals as per following specifications — paying one year rental in advance at the time of signing contract and then the rental shall be paid every half year afterwards priced at Ұ83,000RMB (Say Eighty Three Thousand) every June 1st and December 1st.

Article V Plant Usage and Obligations of Two Parties

5-1 Party A and Party B agree that if any damage or malfunction occurs to the Plant or Facilities, Party A or providers of such damaged or malfunctioned Office/Facilities shall be obligated for maintenance at Party A's expenses. If the damage arises due to Party B's mal-operation or man-made faults, Party B shall be obligated for maintenance at Party B's expenses.

5-2 During the period of tenancy, parties hereto shall guarantee the workability and safety of Plant and Facility in normal conditions, as per the Agreement on Safety Production Control. When Party A conducts safety examination on the Plant, Party B shall give full support. In case of any pitfalls threatening the safety of production from Party B's side, Party A shall have the right to inform Party B in written form and urge Party B to make improvement.

5-3 Party B shall bear the utility bills including water, electricity, heat and phone calls within the scope of its leased Plant, since the effective date. Any expenses in connection with, among others, Party B's operation activities, economic disputes, debts, obligations, administrative fees and taxation shall be borne by Party B.

5-4 Party B may revamp, design or decorate the Plant in line with business operation and subject to relevant regulations. Party B shall assume all the expenses and obligations incurred in case of any violation of foresaid regulations. If Party B desires to change Plant appearance, Party B shall consult with Party B in advance.

5-5 Party B shall intensify its effort in aspects of fire protection, burglary caution and operation during the activities of Plant decoration and operation. Accordingly, Party B shall process relevant procedures and bear fees incurred subject to state rules and regulations. Any damage or loss in Facilities, equipment or injuries incurred due to poor administration shall be borne by Party B.

5-6 Party B shall not alter the nature of Plant usage without the consent of Party A, nor sublet or transfer the Plant or Facilities to any third party.

5-7 If Party B decides to revamp or decorate its leased Plant and Facilities, such activity shall not impact the smooth operation of utility system (water, electricity and heat) for the whole building.

Article VI Termination of Contract

6-1 Parties hereto mutually agree that either party may terminate the agreement herein in written form, if:

Party A fails to deliver the Plant and Facilities in due time. And upon Party B urging, Party A still fails to deliver the foresaid within 10 days;

The Plant or Facilities delivered by Party A fail to conform to the agreement herein, thus causing Party B's leasing intention hard to realize; or the Plant or Facilities delivered contains the defects threatening safety production or fire protection;

Party A finds Party B fails to perform its responsibilities specified in Agreement on Safety Production Administration, thus generating safety-related pitfalls during the production. And after receiving written notification from Party A for remodeling, Party B still fails to make full improvement or refuse to improve.

Party B violates the Article V.

The party breaching the contract shall compensate the other party with twice the monthly rental. But if the loss incurred can't be covered by the compensation paid, the default party shall indemnify the spread between the loss and compensation.

6-2 Party B delays the payment of rental consecutively for three months without the consent of Party A.

6-3 Party B conducts illicit activities in the leased Plant.

Article VII Contract Default

7-1 Parties hereto shall perform all the stipulations herein with greatest care, excluding force majeure (e.g. war, natural disaster, change of directory policy).

7-2 Party B shall notify Party A thirty (30) days in advance if Party B need to terminate the agreement for some reason. Otherwise, Party B shall compensate Party A with twice the amount of monthly rental.

7-3 If Party A fails to inform Party B that the Plant is collateralized or flawed in property transfer, thus causing the loss from Party B, Party A shall be obligated for the damages.

7-4 In case that Party B alters the construction structure of Plant thus violating the technical rules or fire safety regulations — including power line modification, change of technical processes or alternation of productive facilities — at its discretion and without Party A's written consent or exceeding the scope wherein Party A agrees in written form, Party A shall have the right of requesting Party B to restore the Plant and Facilities and to cover the damages incurred.

7-5 If any defect exists in the Plant or Facilities when delivered, Party A shall make repair within three (3) days upon the delivery date. If Party A fails to repair in due time, Party A agrees to reduce rentals and change rental-related terms and conditions herein accordingly.

7-6 If Party B has any safety-related incidence during operation because of Plant and Facilities per se, Party A shall be liable for all the losses incurred and shall reduce the rental fees accordingly until the Plant or Facilities can be operated normally.

Article VIII Settlement of Dispute

8-1 The Agreement herein shall be governed by the laws and regulations of People's Republic of China.

8-2 Party A and Party B shall friendly negotiate over the disputes incurred during the contractual performance. If negotiation fails to work, any party may subject itself to Dalian Economic Contract Arbitration Committee for mediation or arbitration, or to sue in local people's court where leased Plant is located.

Article IX Miscellaneous

9-1 Plant area shall be confirmed by the signatures of Party A and Party B;

9-2 In paragraph 1 Article IV, the rental is priced excluding tax value. The agreed annual rental including tax is 200RMB/sq.m.

9-3 Party A shall assist Party B to issue all or part of lease invoices in accordance with rental (including tax) regulations.

9-4 Facilities in the Plant include:

9-4.1 Five (5) ton-weighed gantry crane in workshops

9-4.2 Power capacity no less than 200KVA in workshop

9-4.3 Access to electricity and drinking water in workshops, establishment of water supply line and sewage.

9-4.4 Greenness and appearance improvement on workshop and attached ground

9-4.5 Walls of workshops shall be built as per the industrial standards.

9-5 For any unsettled maters herein, Parties hereto may otherwise negotiate and sign supplemental agreement. In case of any conflicts between supplemental agreement and the agreement herein, the supplemental agreement shall prevail. Supplemental agreement shall constitute inseparable part of the agreement herein as a whole, with equal law-binding effect.

9-5 Parties hereto has the best knowledge of the agreement, obligations and relevant rights when signing. Both parties voluntarily perform the agreement with greatest care. In any case of violation, the party free from blame shall be entitled to claim the indemnification as per the agreement herein.

9-6 The agreement enters into full force as of the date of contract signing.

9-7 The agreement is made in duplicates, one for each party, each of which shall be deemed with equal force.

Party A: Mr. An Bangjie	Party B: Dalian Tongda Equipment
210211195702285517	Technology Development Co., Ltd.

Domicile: No. 27 Quanqing Park, Huanghe	Domicile: Youjiacun, Xinzhaizi Street,
Road, Shahekou District, Dalian City	Ganjingzi District, Dalian City

Post Code: 116021	Post Code: 116600

Contact: 13332220887	Contact: 66881731

Signature: Legal/Authorized Representative___Signature: Legal/Authorized Representative
(Under Seal)                                                      (Under Seal)

Date:July 1, 2008                                                Date: July 1, 2008